Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combined historical consolidated statement of operations of International Paper Company (“International Paper”) and the historical combined statement of operations of Weyerhaeuser Company’s Containerboard, Packaging and Recycling business (“CBPR business”) to reflect the acquisition of the CBPR business by International Paper (the “Acquisition”). These historical financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited pro forma condensed combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC, and has been prepared using the assumptions described in the notes thereto. The unaudited pro forma condensed combined statement of operations gives effect to the Acquisition as if it had occurred as of the beginning of the period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes thereto and the historical combined financial statements of the CBPR business, including the notes thereto, which were filed as exhibits to International Paper’s Current Reports on Form 8-K dated May, 28, 2008 and February 27, 2009, as well as in conjunction with International Paper’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the results of operations of the combined company. The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operational efficiencies that could result from the Acquisition. In addition, the preliminary estimated allocation of the purchase price to the assets and liabilities acquired was based on initial valuations and estimates. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been presented solely for the purpose of providing unaudited pro forma condensed combined financial information.

The historical combined statements of operations of the CBPR business presented herein represent the results of operations for the CBPR business for the thirty-one week period ended August 3, 2008. The Acquisition was completed on August 4, 2008. Results of operations for the CBPR business since August 4, 2008, are included in the historical results of operations of International Paper for the year ended December 31, 2008.

INTERNATIONAL PAPER COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In millions, except per share data)

	International Paper (Historical)	CBPR Business for the twenty-six week period ended June 29, 2008 (Historical) (a)	CBPR Business for the five week period ended August 3, 2008 (Historical) (b)	Pro Forma Adjustments		Pro Forma Combined
NET SALES	$24,829	$2,674	$497	$(16)	(c)	$27,920
				(64)	(d)

COSTS AND EXPENSES
Cost of products sold	18,742	2,168	424	(16)	(c)	21,254
				(64)	(d)
Selling and administrative expenses	1,947	184	36	1	(c)	2,168
Depreciation, amortization and cost of timber harvested	1,347	143	25	97	(e)	1,612
Distribution expenses	1,286	—	—	—		1,286
Taxes other than payroll and income taxes	182	—	—	—		182
Gain on sale of mineral rights	(261)	—	—	—		(261)
Restructuring and other charges	370	11	—	(11)	(c)	370
Gain on sale of forestlands	(6)	—	—	—		(6)
Impairments of goodwill	1,777	—	—	—		1,777
Net losses on sales and impairments of businesses	106	—	—	—		106
Interest expense, net	492	—	—	205	(f)	697

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, EQUITY EARNINGS AND MINORITY INTEREST	(1,153)	168	12	(292)		1,265
Income tax provision (benefit)	162	57	4	(111)	(g)	112
Equity earnings, net of taxes	49	—	—	—		49
Minority interest expense, net of taxes	3	—	—	—		3

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	$(1,269)	$111	$8	$(181)		$(1,331)

BASIC EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) from continuing operations	$(3.02)					$(3.16)

Average common shares outstanding	421.0					421.0

DILUTED EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) from continuing operations	$(3.02)					$(3.16)

Average common shares outstanding – assuming dilution	421.0					421.0

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

On March 17, 2008, International Paper Company (“International Paper”) announced that it had signed an agreement with Weyerhaeuser Company to purchase its Containerboard, Packaging and Recycling business (“CBPR business”) for approximately $6 billion in cash, subject to certain post-closing adjustments. International Paper completed the acquisition on August 4, 2008. In June 2008, International Paper issued $3 billion of unsecured senior notes in anticipation of the acquisition with an average fixed interest rate of 7.84%. The remainder of the purchase price was financed through borrowings under a $2.5 billion bank term loan with an interest rate based on LIBOR plus a margin of 162.5 basis points, borrowings under a receivables securitization program and existing cash balances. The CBPR business became part of International Paper’s North American Industrial Packaging business. International Paper is accounting for the acquisition as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method, the assets and liabilities of the CBPR business will be recorded as of the acquisition date at their respective fair values.

2. Pro Forma Financial Information

(a)	Represents the combined statement of operations for the CBPR business for the twenty-six week period ended June 29, 2008. The historical combined financial statements of the CBPR business, including the notes thereto, were filed as an exhibit to International Paper’s Current Report on Form 8-K dated February 27, 2009.

(b)	Represents the combined statement of operations for the CBPR business for the five-week period ended August 3, 2008. This information was obtained from the CBPR business’ internal records.

The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations:

(c)	Represents the elimination of amounts related to locations included in the historical CBPR business financial information that were not acquired by International Paper.

(d)	Represents the elimination of sales between the CBPR business and International Paper.

(e)	Represents additional depreciation and amortization resulting from the preliminary adjustment of the CBPR business’ plants, properties and equipment and intangible assets to estimated fair value as of the acquisition.

(f)	Represents estimated additional interest expense incurred in connection with the acquisition, plus the straight-line amortization of debt issuance costs incurred to finance the acquisition over the term of the related debt.

(g)	Represents the tax effect of the above pro forma adjustments based upon a combined statutory federal and state tax rate of 38%.